UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 6, 2007

CHARYS HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-18292	54-2152284
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1117 PERIMETER CENTER WEST, SUITE N415
ATLANTA, GEORGIA 30338
(Address of principal executive offices)

(678) 443-2300
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As already disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Charys Holding Company, Inc. (the “Company”) on February 28, 2007, the Company completed a $175 million private offering of securities to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) on February 16, 2007.  On March 6, 2007, the initial purchaser of such securities (the “Initial Purchaser”) exercised its option to purchase and sell an additional $26.25 million of such securities (the “Purchase Option”).  The Company completed this private offering of additional securities on March 8, 2007.

The additional securities were sold to qualified institutional buyers in separable Units (the “Additional Units”), each consisting of $1,000 principal amount of 8.75% Senior Convertible Notes due February 16, 2012 (the “Notes”), Warrants to purchase 333.333 shares of the Company’s common stock at $4 per share (the “$4 Warrants”) and Warrants to purchase 333.333 shares of the Company’s common stock at $5 per share (the “$5 Warrants” and, together with the $4 Warrants, the “Warrants”), in each case subject to adjustment under certain circumstances.  The Warrants expire on February 16, 2012.  The Notes are initially convertible into 444.444 shares of the Company’s common stock per $1,000 principal amount (reflecting an initial conversion price of $2.25 per share), and are provisionally redeemable by the Company after two years if the Company’s common stock reaches certain specified stock prices and certain other conditions are met.  A cash reserve covering the first two quarters of interest due under the Notes has been set aside out of the net proceeds of the private offering.

The Company has agreed to file with the SEC within 60 days after February 16, 2007 a registration statement to cover resales of a portion of the Notes, the Warrants and the underlying common shares.  The Company has also agreed to use its best efforts to cause the registration statement to be declared effective by the SEC within 150 days after February 16, 2007.  If the resale registration statement is not effective within 180 days of February 16, 2007, or if it is not effective as to all of the Notes and underlying shares, the interest rate on the Notes not registered will be increased by 2% from the 181st day until the earlier of the date such Notes and underlying shares are registered or February 16, 2009, subject to certain exceptions.  However, these penalties will be waived to the extent that the registration statement does not become effective within the specified period of time or as to all of the Notes and underlying shares due to issues involving Rule 415 under the Securities Act.

The Notes and the Warrants are currently traded on the PORTAL Market or directly between qualified buyers.

The net proceeds from the sale of the Additional Units pursuant to the Initial Purchaser’s exercise of the Purchase Option have been and are being used by the Company toward the payments due under the purchase agreement relating to the purchase by the Company of Crochet & Borel Services, Inc., to refinance and/or pay off other indebtedness of the Company and for working capital and other general corporate purposes.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02               Unregistered Sales of Equity Securities.

The sale by the Company of the Additional Units on March 8, 2007, as described in Item 1.01 above, was not a transaction registered under the Securities Act.  The Additional Units were sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The aggregate offering price of the Additional Units was $26.25 million.

The Initial Purchaser acquired 26,250 Additional Units at 94% of their principal amount, plus accrued and unpaid interest on the Notes included in such Additional Units from February 17, 2007.

In connection with the sale of the Additional Units, the Company also granted to the Initial Purchaser or its designated nominees warrants to purchase a total of 1,166,667 shares of the Company’s common stock, exercisable for a period of three years from February 16, 2007, at an exercise price of $2.25 per share.

The terms upon which the Notes may be converted and the terms upon which the Warrants may be exercised are described in Item 1.01 above.

Item 8.01               Other Events.

On March 6, 2007, the Company issued a press release announcing that it had completed the private placement of the Additional Units.

Item 9.01               Financial Statements and Exhibits.

(d)   Exhibits

99.1                     Initial Purchaser’s Notice of Exercise of Purchase Option, dated March 5, 2007 and delivered on March 6, 2007.

99.2                     Press Release, dated March 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARYS HOLDING COMPANY, INC.

Date: March 13, 2007	By:	/s/ Billy V. Ray, Jr.
Billy V. Ray, Jr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Initial Purchaser’s Notice of Exercise of Purchase Option, dated March 5, 2007 and delivered on March 6, 2007.
99.2	Press Release, dated March 6, 2007.